Exhibit 16.1

Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545	2228 South Fraser Street
Fax (303) 369-9384	Unit I
Email larryodonnellcpa@msn.com	Aurora, Colorado 80014
www.larryodonnellepa.com

October 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Atlantic Syndication Network, Inc.'s Form 8-K dated October 23, 2007, and have the following comments:

1.  We agree with the statements made in the four paragraphs under the heading "Previous Independent Registered Public Accounting Firm" .

2.  We have no basis on which to agree or disagree with the statements made in the paragraph under the heading "New Independent Registered Public Accounting Firm" .

Yours truly,

/s/ Larry O'Donnell
Larry O'Donnell
Larry O'Donnell, CPA, P.C.